EXHIBIT (a)(1)(ix)

WITHDRAWAL LETTER FOR ADSs

UNDER

THE U.S. OFFER TO PURCHASE FOR CASH ALL SERIES B SHARES (INCLUDING SERIES B SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES)

OF

BANCO SANTANDER MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO

BY

BANCO SANTANDER, S.A.

TO BE COMPLETED AND SUBMITTED TO THE FINANCIAL INTERMEDIARY OR TENDER AGENT (SEE BACK PAGE OF THIS WITHDRAWAL LETTER FOR ADSs FOR CONTACT INFORMATION FOR THE TENDER AGENT) TO WHICH THE ADS HOLDER HAD DELIVERED ITS ADS LETTER OF TRANSMITTAL NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON MARCH 8, 2023, UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED

Banco Santander, S.A., a company organized under the laws of the Kingdom of Spain (“Purchaser”), is making an all cash tender offer pursuant to an offer to purchase dated February 7, 2023 (the “U.S. Offer to Purchase”), in addition to a concurrent separate all cash tender offer on equivalent terms (the “Mexican Offer,” and together with the U.S. Offer (as defined below), the “Offers”) pursuant to other offering documents presented before the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (“CNBV”), to acquire all the issued and outstanding (i) Series B shares (the “Series B Shares”) of Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México (the “Company”) and (ii) American Depositary Shares (each of which represents five Series B Shares) of the Company (the “ADSs,” and together with the Series B Shares, the “Shares”), in each case other than any Series B Shares or ADSs owned directly or indirectly by Purchaser, for Ps.24.52 in cash per Series B Share, or the U.S. dollar equivalent of Ps.122.6 (based on the U.S.$/Ps. exchange rate on the Expiration Date (as defined below) as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS (the “U.S. Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in the U.S. Offer to Purchase and the related materials, including the letter of transmittal for ADSs (the “ADS Letter of Transmittal”) and the acceptance for Series B Shares (the “Acceptance for Series B Shares”), which, together with any amendments or supplements, collectively constitute the “U.S. Offer.” The ADSs were issued under a facility created pursuant to the Amended and Restated Deposit Agreement, dated as of October 1, 2022, by and among the Company, Citibank, N.A., as ADS Depositary (the “Depositary”), and all holders and beneficial owners from time to time of ADSs issued thereunder (such Amended and Restated Deposit Agreement, as further amended or amended and restated from time to time, the “Deposit Agreement”). All capitalized terms not otherwise defined herein are defined in the U.S. Offer to Purchase.

I, the undersigned,

Legal entity:

Name and legal form:
Registered office:
Country:
Validly represented by:	1. (name, surname, domicile and capacity) 2. (name, surname, domicile and capacity)

Natural person:

Surname:
Name:
Domicile:
Nationality:
Surname:
Passport number:

declare after having had the opportunity to read the U.S. Offer to Purchase, that:

i.	I accept the terms and conditions to withdraw from the U.S. Offer described in the U.S. Offer to Purchase;

ii.	I hereby withdraw:

☐	my acceptance of the U.S. Offer and the tender of my ADSs indicated on my executed ADS Letter of Transmittal, a copy of which I attach to this Withdrawal Letter;

I am aware, agree and confirm that:

i.	in order to be valid, this Withdrawal Letter must be submitted in accordance with the applicable withdrawal procedure as set forth in the U.S. Offer to Purchase (See “The U.S. Offer—Section 4. Withdrawal Rights” of the U.S. Offer to Purchase), to the financial intermediary or to the Tender Agent to which I had delivered my ADS Letter of Transmittal at the latest before 5:00 p.m., New York City time, on the Expiration Date, or any earlier deadline set by the financial intermediary;

ii.	I am duly authorized to withdraw my acceptance of the U.S. Offer and all authorizations, formalities or procedures required to that end have been duly and successfully obtained, accepted, completed and/or carried out;

iii.	if the ADSs are co-owned by two or more holders, each of them must provide the identification information requested above and sign this same Withdrawal Letter; if the ADSs are subject to beneficial ownership, both the bare owner and the beneficial owner must provide the identification information requested above and sign this Withdrawal Letter; if the ADSs are pledged, both the pledging debtor and the creditor benefiting from such pledge must provide the identification information requested above and sign this Withdrawal Letter with the understanding that the creditor benefiting from the pledge will be deemed irrevocably and unconditionally to renounce and release the ADSs concerned from his pledge; and

iv.	I have received all information necessary to be able to take a decision on the U.S. Offer with full knowledge of the facts, and I am fully aware of the risks it entails and have inquired about the taxes I could owe in the framework of the transfer of my ADSs to Purchaser which, if need be, I shall bear in full.

Except where indicated to the contrary, the terms used in this Withdrawal Letter shall have the same meaning as in the U.S. Offer to Purchase.

***

Done at (place)	on

__________________________	(date) __________________________

The holder of ADSs	Other financial intermediary

(signature) (name, first name)	(signature) (financial intermediary)

(signature) (name, first name)

* * *

ALL QUESTIONS REGARDING THE U.S. OFFER SHOULD BE DIRECTED TO THE INFORMATION AGENT, MORROW SODALI LLC, AT (800) 662-5200 OR THE ADDRESS SET FORTH ON THE BACK PAGE OF THE OFFER TO PURCHASE.

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS WITHDRAWAL LETTER FOR ADSs OR ANY OF THE OTHER OFFERING DOCUMENTS, YOU SHOULD CONTACT THE INFORMATION AGENT, MORROW SODALI LLC, AT (800) 662-5200.

IF TO THE TENDER AGENT:

If delivering by facsimile transmission (for Eligible Institutions only):

(816) 374-7427

Confirm Facsimile Transmission by telephone only:

(844) 460-9413

By mail courier:

Citibank, N.A.

P.O. Box 219287

Kansas City, MO 64121-9287

Ref: Banco Santander Tender

By overnight courier:

Citibank, N.A.

 430 W 7th Street, Suite 219287

Kansas City, MO 64105-1407

Ref: Banco Santander Tender

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